Exhibit 23.1

Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report in this Current Report on Form 8-K/A, of our report dated May 13, 2026, with respect to our audits of the financial statements of Signing Day Sports, Inc. as of December 31, 2025 and 2024, and for the years then ended, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Current Report.

Very truly yours,

Cypress, Texas

May 14, 2026